SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 11, 2016

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                Completion of Acquisition or Disposition of Assets

On August 11, 2016, Winthrop Realty Liquidating Trust (the “Trust”), the successor to all of the registrant’s assets, sold its One East Erie office property in Chicago, Illinois.  After satisfying all closing costs associated with the sale, the Trust received an aggregate of approximately $46.8 million from the sale.  The amount received is consistent with the registrant’s most recently reported liquidation value attributable to this asset.

Also on August 11, 2016, the $11.0 million mezzanine loan held by the Trust’s Concord Debt Holdings venture, in which the Trust holds a two-thirds interest, indirectly secured by Waterfront Plaza, Honolulu, Hawaii was satisfied in full.  The amount received is consistent with the registrant’s most recently reported liquidation value attributable to this asset.

Item 8.01.               Other Events

As a result of the sale of One East Erie and the payoff of the Waterfront mezzanine loan, the Trust’s trustees approved a liquidating distribution of $1.00 per common beneficial interest in the Trust which was paid on August 23, 2016.  For tax purposes, no gain or loss was recognized on the property sale or the loan payoff and the liquidating distribution is considered a return of capital.

On August 11, 2016, the Trust issued a press release with respect to the transactions described in Item 2.01 and announcing the distribution described in this Item 8.01.  A copy of the Press Release is furnished as Exhibit 99.1 to this Report on Form 8-K.

On August 11, 2015, the Trust filed a Current Report on Form 8-K disclosing the items disclosed in this Current Report on Form 8-K.

Item 9.01                Financial Statements and Exhibits.

(c)           Exhibits

99.1	Press Release dated August 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of September, 2016.

WINTHROP REALTY TRUST

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
Authorized Signatory